Exhibit 10.5

Policy Board Approved 11-16-06

2007 Rates Published 01-12-07

As Amended by the Board 01-26-07

Federal Home Loan Bank of Indianapolis

Directors’ Compensation and Travel Expense Reimbursement Policy

Effective January 1, 2007

Annual Fees

The annual fee schedule for 2007 shall be:

	Annual	Quarterly	Meeting Fee Reduction
Chair	$29,944.00	$7,486.00	For each in-person regularly scheduled Board or assigned Committee meeting missed, a $100 fee reduction will be assessed, subject to a maximum of $500 for the entire scheduled meeting event. [1]
Vice Chair	$23,955.00	$5,988.75
Director	$17,967.00	$4,491.75

Fees shall be paid in four installments: on or before March 31, 2007; on or before June 30, 2007; on or before September 30, 2007; and on or before December 31, 2007, where a director is duly elected or appointed and in the position as of the last day of the quarter. Annual fees shall be adjusted automatically upon adjustment in the compensation limits set by the Finance Board based upon any increases in the Consumer Price Index for the previous year.

In the event of voluntary resignation, removal, death, or disability during a quarter, the director or director’s estate shall be entitled to any unpaid portion of up to one-quarter of the applicable annual fee.

Payment shall be made to the director, the Bank’s director deferred compensation plan upon timely election, or to a director’s employer pursuant to the terms of the employer’s authorized charitable contribution plan.

[1]

Meetings considered to be official Bank business for which a board member is responsible for attending will be established as part of the Board’s schedule for the next year and is limited to pre-scheduled board meetings and pre-scheduled committee meetings for which the director is a member of the committee. Any meetings not scheduled in the prior year, including special meetings, committee meetings, telephonic conference calls, and System director meetings will not be included in the definition and therefore no deduction will be made if these meetings are missed. Member marketing meetings, regular industry trade meetings not addressing Bank business, Council of FHLBank meetings, and director orientation meetings are not included in this meeting definition. Any meetings missed due to the director attending other official Bank business meetings (including meetings called by the Federal Housing Finance Board, the Council of Federal Home Loan Banks, industry, or other outreach events representing the Bank which is pre-approved by the President-CEO or Corporate Secretary), flight delays, or meeting cancellations by the Bank due to inclement weather or for other circumstances beyond a director’s control (not including illness) will not be included in the meetings definition. Where practical, the absent director will try to attend via conference telephone.

Policy Board Approved 11-16-06

2007 Rates Published 01-12-07

As Amended by the Board 01-26-07

Deduction for Missed Meetings

Preparation and attendance at board and committee meetings is assumed to be an integral part of each director’s duties and as such, is included in the above fee amounts. However, to ensure attendance at the board meetings and committee meetings, a deduction from the quarterly payments will be made for missed meetings. 2

Excessive Absenteeism

1.	If a director misses all meetings in two consecutive quarters, the fee for that second quarter will not be paid. If after missing two consecutive quarters, a director once again starts attending, the quarterly fee shall be suspended for the remainder of the director’s term, and the director shall be paid a per meeting fee, for each scheduled board and committee meeting attended by the director thereafter. The daily meeting fee shall be the regular annual meeting fee divided by the number of board meeting days and committee meetings (for committees of which the director is a member) in a year. However, in no event will the fee paid to such a director for a quarter exceed the scheduled quarterly installment.

2.	If a director misses more than 50% but less than all of the scheduled meetings in two consecutive quarters, then thereafter: (a) if the director misses more than 50% of the scheduled meetings in any quarter, the director’s fee shall be equal to the lesser of (i) the quarterly fee minus any deductions for meetings missed or (ii) the per meeting fee for each board meeting day and committee meeting attended; or (b) if the director misses 50% or less of the scheduled meetings in each quarter thereafter, the director’s fee shall be equal to the greater of (i) the quarterly fee minus any deductions for meetings missed or (ii) the per meeting fee for each board meeting day and committee meeting attended, provided that in no event will the fee exceed the originally scheduled quarterly fee.

3.	If a director misses all meetings in a year, all fees paid to the director shall be refunded to the Bank by the director, and no additional fees shall be paid.

4.	This policy is not intended to address director eligibility and attendance, but directors having routine, unexcused absences will be referred by the Board of Directors to the Federal Housing Finance Board for possible resignation, suspension or removal under applicable law.

[2]

Meetings considered to be official Bank business for which a board member is responsible for attending will be established as part of the Board’s schedule for the next year and is limited to pre-scheduled board meetings and pre-scheduled committee meetings for which the director is a member of the committee. Any meetings not scheduled in the prior year, including special meetings, committee meetings, telephonic conference calls, and System director meetings will not be included in the definition and therefore no deduction will be made if these meetings are missed. Member marketing meetings, regular industry trade meetings not addressing Bank business, Council of FHLBank meetings, and director orientation meetings are not included in this meeting definition. Any meetings missed due to the director attending other official Bank business meetings (including meetings called by the Federal Housing Finance Board, the Council of Federal Home Loan Banks, industry, or other outreach events representing the Bank which is pre-approved by the President-CEO or Corporate Secretary), flight delays, or meeting cancellations by the Bank due to inclement weather or for other circumstances beyond a director’s control (not including illness) will not be included in the meetings definition. Where practical, the absent director will try to attend via conference telephone.

Policy Board Approved 11-16-06

2007 Rates Published 01-12-07

As Amended by the Board 01-26-07

Travel Expense Reimbursement

Travel expense reimbursement will be provided for board meetings, committee meetings, director orientation, other director events scheduled concurrently with board meetings, Federal Housing Finance Board System meetings, Council of Federal Home Loan Bank meetings, Community Investment Conference meetings, or Bank marketing meetings. Travel expenses include reasonable transportation, food, hotel expenses, and reasonable long-distance charges.

Expense Procedures

1.	No gift or entertainment expenses initiated by a director shall be reimbursed without being prearranged by the Bank. Director should review the Bank’s Code of Conduct concerning gift and entertainment restrictions.

2.	To qualify for reimbursement, all eligible expenses incurred must be submitted for payment to the Bank within 12 months of the date that the expenses were incurred. This requirement may be waived, at the discretion of the Senior Vice President-CFO or by the Senior Vice President-Controller, in the event of an error or omission.

Spouse/caregiver Travel (Two Events per Year)

Expenses of a director’s spouse or caregiver may be reimbursed in accordance with the Travel Expense Policy subject to a limit of two travel events per year. Spousal entertainment expenses incidental to the hotel property or event are permitted where prearranged by the Bank, subject to two travel events per year. Income tax reporting will be made by the Bank as required by law, on spousal/caregiver travel if the spouse or caregiver attends the event without a bona fide Bank business purpose.

Air Travel and First Class

1.	The Bank will pay the direct common carrier expense (as defined in paragraph 3 below) for a director between the director’s residence and the site of a Bank function and the return. The actual cost of private air travel will not be reimbursed, but the equivalent direct common carrier expense (as defined in paragraph 3 below) may be substituted.

2.	The Bank will pay for a director and spouse (or caregiver) first-class air travel for one trip per year over 1.5 hours in flight time. Additional first-class travel is not allowed, unless required due to scheduling or flight availability.

3.	If a director’s non-Bank activity requires a route to attend a Bank function which originates or terminates in a location other than the place of residence, the Bank will reimburse the director an amount equal to the direct common carrier expense from the director’s location to the location of the Bank function and then to the director’s next intended destination (without regard to stops named as temporary layovers), subject to a limit of an amount not to exceed two times the direct common carrier expense to the board meeting location and from the director’s residence and return to his residence.

Policy Board Approved 11-16-06

2007 Rates Published 01-12-07

As Amended by the Board 01-26-07

4.	The “direct common carrier expense” shall be the regular market-rate coach or first-class fare as applicable, and should be documented by the director submitting an expense report. Travel scheduling affecting the direct common carrier expense shall be reasonable, given the timing of the meetings.

Issues of Interpretation

Unless expressly provided herein or in 12 CFR Part 918 (as amended), the Bank’s current Travel Policy as contained in the Employee Manual shall control with respect to the travel expense reimbursement. The Federal Housing Finance Board’s former Director Travel Policy (FHFB Resolution 93-12) is superseded, but may be used as non-binding precedent should issues of interpretation arise. The Senior Vice President-CFO and Senior Vice President-Controller are authorized, in their respective reasonable discretion, to interpret the provisions of the policy and to address situations not anticipated by the policy, consistent with the requirements set forth in the statute or the regulations promulgated by the Federal Housing Finance Board.

Human Resources Committee Annual Review

The Human Resources Committee shall annually review this policy and shall submit its recommendation to the board for approval no later than the last regularly scheduled meeting of the board for the year.

CC:	Paul Weaver

Becky Harter

Mike Barker

Teresa Butler

Policy Notebook

Board Travel Policy file

Director / Staff Portal